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Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-139706
PROSPECTUS SUPPLEMENT NO. 1
DATED DECEMBER 30, 2010
TO THE PROSPECTUS DATED DECEMBER 11, 2008
OF
COGDELL SPENCER INC.
6,271,854 Shares of Common Stock
SELLING STOCKHOLDERS
          In this prospectus supplement, references to “we,” “our,” and “us” refer to Cogdell Spencer Inc.
          This Prospectus Supplement No. 1 amends information contained in the Selling Stockholders table of the prospectus dated December 11, 2008, relating to the resale by the selling stockholders of up to an aggregate of 6,271,854 shares of common stock, consisting of (i) 1,721,481 shares of common stock issued in connection with our formation transactions and (ii) 4,550,373 shares of common stock issuable upon exchange of limited partnership interests, or OP units, of Cogdell Spencer LP, a Delaware limited partnership, issued in connection with our formation transactions, certain other property acquisitions and our 2005 Long Term Incentive Plan (including OP units issuable upon conversion of 149,124 long term incentive plan units), which are exchangeable, under certain circumstances, into shares of our common stock, on a one-for-one basis. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the prospectus dated December 11, 2008, including any supplements or amendments to such prospectus.
          The table below reflects the following changes:
(1)	the name change of selling stockholder Vasanth B. Baliga to Vasanth B. and Meena B. Baliga,

(2)	the transfer by A. McKay Brabham, III, who is no longer a selling stockholder, of an aggregate of 6,020 OP units to Epworth Children’s Home,

(3)	the name change of selling stockholder Ralph Brice to Ralph E. Brice,

(4)	the transfer by David C. Chen, who is no longer a selling stockholder, of an aggregate of 6,369 OP units to Nancy Hsia Chen,

(5)	the name change of selling stockholder Eastside Land Development, LLC to ELD, LLC,

(6)	the name change of selling stockholder Scott Ellison to T. Scott Ellison,

(7)	the transfer by Leon F. Fournet, who is no longer a selling stockholder, of an aggregate of 3,944 OP units to Leon F. Fournet Trust u/a/d 7/23/10,

(8)	the transfer by Elwood J. Leblanc, Jr., who is no longer a selling stockholder, of an aggregate of 3,746 OP units to Elwood J. LeBlanc, Jr. Testamentary Trust and an aggregate of 3,747 OP units to Janice LaRose LeBlanc,

(9)	the transfer by Joseph O. Rauchwerk, who is no longer a selling stockholder, of an aggregate of 21,234 OP units to Cheryl S. Rauchwerk,

(10)	the transfer by John T. Roper, Jr., who is no longer a selling stockholder, of an aggregate of 4,156 OP units to Loren Jane Roper and an aggregate of 4,156 OP units to Loren M. Roper,

(11)	the transfer by Williard R. Thompson, Jr., who is no longer a selling stockholder, of an aggregate of 1,975 OP units to Williard R. Thompson, Jr. RTA dtd 8/28/09,

(12)	the transfer by Wachovia TTEE — Hayes #322 Trust, who is no longer a selling stockholder, of an aggregate of 23,193 OP units to Charles A. Cannon t/u/w/ dtd 1/5/66 FBO Robert Cannon Hayes,

(13)	the transfer by Gordon E. Walters, who is no longer a selling stockholder, of an aggregate of 1,576 OP units to Gordon E. Walters Living Trust dtd 3/17/05,

(14)	the name change of selling stockholder Frank Warder to Frank R. Warder, and

(15)	the name change of selling stockholder John Williams to John R. Williams.
We received this information from the selling stockholders. In addition, the selling stockholders identified in the table below may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities.

	Shares Beneficially Owned as of
	December 29, 2010
			Shares of
		Shares of Common	Common
		Stock Being	Stock	Percentage of
		Registered for	Beneficially	Class Beneficially
		Resale by this	Owned After	Owned After
Security Holder	Number	Prospectus	Resale	Resale (1)

Vasanth B. and Meena B. Baliga	4,101	4,101	0	0%
Epworth Children’s Home(2)	6,020	6,020	0	0%
Ralph E. Brice	3,425	2,350	1,075	*
Nancy Hsia Chen	6,369	6,369	0	0%
ELD, LLC(3)	17.420	17.420	0	0%
T. Scott Ellison	29	29	0	0%
Leon F. Fournet Trust u/a/d 7/23/10(4)	3,944	3,944	0	0%
Elwood J. LeBlanc, Jr. Testamentary Trust(5)	3,746	3,746	0	0%
Janice LaRose LeBlanc	3,747	3,747	0	0%
Cheryl S. Rauchwerk	21,234	21,234	0	0%
Loren Jane Roper	4,156	4,156	0	0%
Loren M. Roper	4,156	4,156	0	0%

	Shares Beneficially Owned as of
	December 29, 2010
			Shares of
		Shares of Common	Common
		Stock Being	Stock	Percentage of
		Registered for	Beneficially	Class Beneficially
		Resale by this	Owned After	Owned After
Security Holder	Number	Prospectus	Resale	Resale (1)

Williard R. Thompson, Jr. RTA dtd 8/28/09(6)	1,975	1,975	0	0%
Charles A. Cannon t/u/w/ dtd 1/5/66 FBO Robert Cannon Hayes(7)	23,193	23,193	0	0%
Gordon E. Walters Living Trust dtd 3/17/05(8)	1,576	1,576	0	0%
Frank R. Warder	20,664	16,714	3,950	*
John F. Williams	2,278	2,278	0	0%

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)	Assumes a total of 58,387,975 shares of our common stock and OP units, including vested and unvested LTIP units, are outstanding as of the date of this prospectus, which is comprised of 50,868,689 shares of common stock and 7,519,286 OP units which may be exchanged for cash or, at our option, shares of common stock. In addition, share amounts for individuals assume that all OP units, including vested and unvested LTIP units, held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.

(2)	John E. Holler, the President of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(3)	Each of David A. Godwin and Jane T. Godwin, Owner and President, respectively, of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(4)	Leon F. Fournet, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(5)	Janice LaRose LeBlanc, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(6)	Williard R. Thompson, Jr., Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(7)	Northern Trust Company, Robert C. Hayes, Jr., Robert C. Hayes, W.H. Galloway and William C. Cannon, Jr. have joint investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.

(8)	Jacquelyn S. Walters, Trustee of the selling stockholder, has investment power over the shares held by the selling stockholder, including the power to dispose, or to direct the disposition, of such shares.
The date of this Prospectus Supplement No. 1 is December 30, 2010.